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                                                                      EXHIBIT 21

                               ROCK-TENN COMPANY

                       SUBSIDIARIES OF ROCK-TENN COMPANY

                                                                   JURISDICTION OF
                                 NAME                               INCORPORATION
     ------------------------------------------------------------  ---------------
 1.  Rock-Tenn Company, Mill Division, Inc.                        Tennessee
 2.  Dominion Paperboard Products, Ltd.                            Quebec, Canada
 3.  Rock-Tenn Company of Texas                                    Georgia
 4.  Rock-Tenn Converting Company                                  Georgia
 5.  Rock-Tenn Company of Arkansas                                 Georgia
 6.  Ling Industries, Inc.                                         Quebec, Canada
 7.  Rock-Tenn Company of California, Inc.                         Delaware
 8.  Rock-Tenn Company of Illinois, Inc.                           Illinois
 9.  Concord Industries, Inc.                                      Illinois
10.  Waldorf Corporation                                           Delaware
11.  Wabash Corporation                                            Delaware
12.  Wabash Development, Inc.                                      Delaware
13.  Waldorf Realty, Inc.                                          Delaware
14.  Best Recycling, Inc.                                          Iowa
15.  RTS Packaging, LLC                                            Delaware
16.  Rock-Tenn Recycling Company                                   Quebec, Canada
17.  Rock-Tenn Partition Company                                   Georgia
18.  RTS Empaques S. de R.L. de C.V.                               Mexico
19.  Waldorf Corporation of Minnesota                              Delaware
20.  RTS Embalajes de Chile Limitada                               Santiago, Chile

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